Exhibit (h)(4)


                          AMENDMENT DATED MARCH 1, 2007

                         TO SUB-ADMINISTRATION AGREEMENT

THIS AMENDMENT DATED March 1, 2007 TO SUB-ADMINISTRATION AGREEMENT (this "AMENDMENT"), effective as of March 1, 2007, is by and between HIGHMARK CAPITAL MANAGEMENT INC. ("HIGHMARK") and SEI INVESTMENTS GLOBAL FUNDS SERVICES (the "SUB-ADMINISTRATOR").

WHEREAS, HighMark and the Sub-Administrator are parties to a Sub-Administration Agreement (the "AGREEMENT"), dated as of December 1, 2005, pursuant to which, among other things, the Sub-Administrator agreed to provide certain administrative and accounting services.

WHEREAS, the parties hereto desire to amend the Agreement on the terms and subject to the conditions provided herein.

NOW, THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein, the parties hereto agree as follows:

1. SCHEDULE B. SCHEDULE B of the Agreement is hereby deleted in its entirety and replaced as set forth in ATTACHMENT I attached hereto.

2. RATIFICATION OF AGREEMENT. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement shall continue in full force and effect.

3.       COUNTERPARTS.   This   Amendment   may  be  executed  in  two  or  more
         counterparts, all of which shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart. This Amendment shall be deemed executed by each party when any one or more counterparts hereof or thereof, individually or taken together, bears the original, facsimile or scanned signatures of each of the parties.

IN WITNESS WHEREOF this Amendment has been entered into as of the day and year first above written.


HIGHMARK CAPITAL MANAGEMENT INC.           SEI INVESTMENTS GLOBAL FUNDS SERVICES


By:  /s/ Greg Knopf                        By:  /s/ Sofia A. Rosala
    ---------------                            --------------------------
Name: Greg Knopf                           Name: Sofia A. Rosala
Title:                                     Title: Vice President

                                  ATTACHMENT 1

                                   SCHEDULE B
                       TO THE SUB-ADMINISTRATION AGREEMENT
                                     BETWEEN
                        HIGHMARK CAPITAL MANAGEMENT INC.
                                       AND
                      SEI INVESTMENTS GLOBAL FUNDS SERVICES
                          EFFECTIVE AS OF MARCH 1, 2007


Portfolios:   This Agreement shall apply with respect to all Portfolios of the
Trust, either now existing or created after the date of this Agreement. The following is a listing of the current publicly offered portfolios of the Trust (collectively, the "Portfolios"):

                1.  HighMark 100% US Treasury Money Market Fund*
                2.  HighMark California Tax-Free Money Market Fund*
                3.  HighMark Diversified  Money Market Fund*
                4.  HighMark US Government Money Market Fund*
                5.  HighMark Balanced Fund*
                6.  HighMark Core Equity Fund*
                7.  HighMark Large Cap Growth Fund*
                8.  HighMark Large Cap Value Fund*
                9.  HighMark Small Cap Growth Fund*
                10. HighMark Small Cap Value Fund*
                11. HighMark Value Momentum Fund*
                12. HighMark Bond Fund*
                13. HighMark California Intermediate Tax-Free Bond Fund*
                14. HighMark National Intermediate Tax-Free Bond Fund*
                15. HighMark Short Term Bond Fund*
                16. HighMark Capital Growth Allocation Fund*
                17. HighMark Growth and Income Allocation Fund*
                18. HighMark Income Plus Allocation Fund*
                19. HighMark Small Cap Advantage Fund*
                20. HighMark International Opportunities Fund*
                21. HighMark Cognitive Value Fund**
                22. HighMark Enhanced Growth Fund**
                23. HighMark Diversified Equity Allocation Fund**

* Denotes a Portfolio in existence as of the Effective Date of the Agreement ** Denotes a New Portfolio

Fees: Pursuant to Article 4, HighMark shall pay the Sub-Administrator the following fees, at the annual rate set forth below calculated daily based upon the aggregate average daily net assets of the Trust (the "Assets") and paid monthly:

                0.04% of the first $10 billion in Assets; and 0.035% of Assets in excess of $10 billion.

         This fee schedule is subject to a minimum annual fee of $2,800,000, which is $233,333 monthly for all Portfolios and classes in existence as of the effective date of this Agreement. Additionally, a minimum sub-administration fee ("Minimum Fee") shall apply in the following circumstances. Currently, there are a total of 43 share classes for all Trust portfolios. In the event a share class is added to a Portfolio after the Trust has a total of 47 share classes, a Minimum Fee of $10,000 shall apply to each additional share class, to be allocated pro-rata among all share classes of the Portfolio. In the event a new Portfolio is created AND publicly offered after the effective date of this Agreement (a "New Portfolio"), a Minimum Fee of $55,000 shall apply to each New Portfolio including one share class. In the event a New Portfolio has more than one share class, and the total share classes for the Trust have reached a total of 47, the Minimum Fee applicable to the New Portfolio shall be increased by $10,000 for each additional share class, which shall be allocated pro-rata among all share classes of the New Portfolio. A Minimum Fee for any Portfolio shall not apply in any month in which the Minimum Fee with respect to such Portfolio would be less than an amount equal to the assets of such Portfolio otherwise subject to the Minimum Fee times 0.04%.

         TRANSFER AGENCY FEES: The Sub-Administrator will pay for the per account and CUSIP fees charged by the Trust's transfer agent related to the Portfolios up to but not to exceed $950,000 per year. The Sub-Administrator shall not be responsible for any other transfer agency expenses, including, but not limited to, any out-of-pocket expenses.

         For any New Portfolio or new share class of either existing or new portfolios established and offered to the public during the term of this Agreement (as those terms are defined above), the Trust will be charged a fee in accordance with the effective fee schedule in place with the transfer agent at that time. The undertaking by the Sub-Administrator to pay certain transfer agency expenses as noted above shall not affect the allocation methodology of transfer agency expenses applied by the Trust: that is, any transfer agency fee incurred by a New Portfolio or new share class (whether of a portfolio existing as of the date of this Schedule B, or a new portfolio), including but not limited to any applicable minimum fee, shall be allocated pro rata among all of the then existing Fund portfolios, based on their respective net assets.

         LEGAL FEES: The Sub-Administrator will be responsible for routine legal expenses incurred by the Trust and the Portfolios in excess of $250,000 but less than $350,000 per year. The Trust will be responsible for (i) non-routine legal expenses, (ii) routine legal expenses up to $250,000 per year and (iii) routine legal expenses in excess of $350,000 per year. Routine legal expenses include annual updates to the Trust's registration statement and supplements as necessary; review of annual and semi-annual reports; board meeting attendance and preparation of minutes; annual trustee, officer and service provider questionnaires; annual review of investment advisory agreements; anti-money laundering and Sarbanes-Oxley related issues; establishment of new portfolios (up to two separate filings); and proxies related to affiliated portfolio mergers and acquisitions and investment policy changes that do not involve special circumstances (up to one filing per year)

Term: This Agreement shall become effective on December 1,2005 and shall remain in effect through December 31, 2006 ("Initial Term") and, thereafter, for successive terms of one (1) year each (each a "Renewal Term"), unless and until this Agreement is terminated in accordance with the provisions of Article 6 hereof.

                               [END OF SCHEDULE B]